Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

ODDITY Tech Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value NIS 0.001 per share	457(a)	900,000	$43.50	$39,150,000	$147.60 per $1,000,000	$5,779
	Total Offering Amounts					$39,150,000		$5,779
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,779

(1)	Represents only the additional number of the Registrant’s Class A ordinary shares being registered, including Class A ordinary shares that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form F-1 (File No. 333-277850) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on March 14, 2024.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The Registrant previously registered 4,600,000 of its Class A ordinary shares on the Prior Registration Statement, for which the Registrant previously paid a filing fee of $29,257. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $39,150,000 is hereby registered, which includes the additional Class A ordinary shares that the underwriters have the option to purchase.